Exhibit 99.1

Civitas Announces Fourth Quarter and Full-Year 2023 Results

2024 Outlook Focused on Free Cash Flow and Cash Returns to Shareholders;
Production Guidance Maintained with 7% Reduction in Capital

DENVER — February 27, 2024 - Civitas Resources, Inc. (NYSE: CIVI) (the "Company" or "Civitas") today reported its fourth quarter and full-year 2023 financial and operating results, as well as provided its 2024 outlook. A webcast and conference call to discuss the results is planned for 8:00 a.m. MT (10:00 a.m. ET), February 28, 2024. Participation details are available in this release, and supplemental materials can be accessed on the Company's website, www.civitasresources.com.
Fourth Quarter 2023 Highlights
•Net income of $303 million and Adjusted EBITDAX(1) of $763 million
•Net cash provided by operating activities of $843 million and free cash flow(1) of $215 million
•Fixed-plus-variable dividend, to be paid in March 2024, of $1.45 per share
•Average sales of 279 thousand barrels of crude oil equivalent per day (“MBoe/d”), of which 47% was crude oil. DJ Basin production averaged 173 MBoe/d and Permian Basin production averaged 106 MBoe/d
•Divested $85 million of non-core DJ Basin acreage, primarily non-operated with minimal production; remain on-track to achieve $300 million divestment target by mid-year 2024
•Cash on hand at the end of the year of $1.1 billion includes proceeds from the Company's $1 billion senior notes issued in support of its financing for the Vencer Energy ("Vencer") acquisition, which closed in January 2024
Full Year 2023 Highlights
•Added significant scale and diversified the Company's asset base by acquiring approximately $7 billion in Permian Basin assets
◦Combined, the transactions added approximately 160 MBoe/d of production, 112,000 net acres and 1,200 high-value development locations through the acquisitions of Tap Rock Resources, LLC ("Tap Rock"), Hibernia Energy III, LLC ("Hibernia") and Vencer
•Met all key deliverables under the Company's 2023 business plan, delivering full-year production and capital investments within guidance
•Returned approximately $1 billion to shareholders through base and variable dividends, along with share repurchases, representing more than 16% of the Company's current market capitalization
•Reduced Civitas' total recordable incident rate in the DJ Basin by 4% as compared to 2022, while decreasing the occurrence of operated spills by 43%
(1) Non-GAAP financial measure; see attached reconciliation schedules at the end of this release.

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“Civitas is a remarkably different company today. As our DJ Basin asset continues to outperform, we were successful in strategically expanding our portfolio over the last year by capturing accretive acquisitions that provide us with important scale and diversification in another world-class unconventional basin, the Permian. With a lengthened runway of high-return development opportunities, we are better positioned today to create sustainable, long-term value for our shareholders. Our 2024 outlook builds on the momentum we created over the last year as our premier asset base provides us with more flexibility in our capital allocation and higher certainty in our outcomes. Our focus in 2024 is clear: maximize free cash flow, return cash to owners, and maintain our strong balance sheet,” said CEO Chris Doyle.
2024 Outlook Optimized
The Company maintained its previously-provided 2024 production guidance and decreased its estimated 2024 capital expenditures by $150 million. The improvement in capital efficiency is primarily driven by optimized activity levels, enhanced well productivity, and reduced cycle times. Approximately 60% of total investments are planned to be allocated to the Permian Basin, with the remainder to the DJ Basin. The Company expects to drill and complete 130 to 150 gross wells in the Permian Basin and 90 to 110 gross wells in the DJ Basin. The majority of activity in the DJ Basin will be focused in the Watkins area, which is benefiting from higher well productivity. Capital expenditures and activity levels will be more weighted to the first half of the year, and production volumes are expected to increase modestly through the year.
The following table provides guidance for key items in 2024:

2024 Summary Guidance	Prior 2024 Outlook	Updated 2024 Outlook
Total Production (MBoe/d)	325 − 345	325 − 345
Oil Production (MBbl/d)	155 − 165	155 − 165
% Liquids	71 − 74%	71 − 74%
Cash Operating Costs ($/Boe)(1)		$9.00 - $10.00
Capital Expenditures ($ in millions)	$1,950 − $2,250	$1,800 − $2,100
_____________________________
(1) Lease operating, Gathering, transportation and processing, Midstream operating, and cash G&A (Non-GAAP financial measure; see attached reconciliation schedules at the end of this release) expenses combined.
Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond the Company's control. Additional guidance details are provided in the supplemental materials associated with today's earnings release and the upcoming webcast / conference call. See “Cautionary Statement Regarding Forward-Looking Information” below.
Fourth Quarter 2023 Financial and Operating Results
Crude oil, natural gas, and natural gas liquids ("NGL") sales for the fourth quarter of 2023 were $1.1 billion, up 9% from the third quarter of 2023. The increase was primarily related to 18% higher sales volumes, partially offset by 8% lower realized commodity pricing. Crude oil accounted for 83% of total revenue for the fourth quarter 2023.
As compared to the third quarter of 2023, DJ Basin sales volumes were up nearly 3% and Permian Basin volumes were higher by 58%. Fourth quarter 2023 Permian Basin sales volumes included a full quarter of production from the Tap Rock and Hibernia assets as compared to only two months included in the third quarter of 2023. Fourth quarter 2023 Permian Basin production was impacted by downtime primarily associated with facility upgrades in the Delaware, a higher oil-cut area of production for Civitas. Excluding this downtime, fourth quarter Permian Basin volumes would have been approximately 112 MBoe/d. The upgrades have been completed and the Company's Permian Basin December 2023 production averaged 120 MBoe/d, 50% of which was crude oil (does not include volumes from the Vencer transaction which closed in January 2024).
In the fourth quarter of 2023, differentials for the Company's crude oil and natural gas sales volumes averaged negative $0.98 per barrel and negative $0.92 per Mcf, respectively. As compared to the third quarter of 2023, the Company's crude oil differential improved and its natural gas differential weakened primarily as a result of increased exposure to Midland oil pricing and Waha natural gas pricing. NGL realizations per barrel represented 23% of West Texas Intermediate crude oil in the fourth quarter 2023 and were impacted by, amongst other factors, certain Permian

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Basin gathering, transportation, and processing ("GTP") costs recorded as a reduction to revenues instead of as operating expenses, based on contractual sales point.
The following table presents crude oil, natural gas, and NGL sales volumes by operating region as well as consolidated average sales prices for the periods presented:

	Three Months Ended		Twelve Months Ended
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Average sales volumes per day
Crude oil (Bbls/d)
DJ Basin	79,855	75,912	79,247	75,752
Permian Basin	51,813	—	21,373	—
Total	131,668	75,912	100,620	75,752
Natural gas (Mcf/d)
DJ Basin	315,112	299,952	302,298	308,161
Permian Basin	154,304	—	64,335	—
Total	469,416	299,952	366,633	308,161
Natural gas liquids (Bbls/d)
DJ Basin	40,410	43,539	38,902	42,923
Permian Basin	28,474	—	11,508	—
Total	68,884	43,539	50,410	42,923
Average sales volumes per day (Boe/d)
DJ Basin	172,784	169,443	168,532	170,035
Permian Basin	106,004	—	43,604	—
Total	278,788	169,443	212,136	170,035

Average sales prices (before derivatives):
Crude oil (per Bbl)	$77.04	$79.39	$75.57	$91.70
Natural gas (per Mcf)	$1.83	$5.74	$2.28	$6.15
Natural gas liquids (per Bbl)	$17.94	$25.04	$21.35	$35.76
Total (per Boe)	$43.89	$52.16	$44.86	$61.03
Capital expenditures for the fourth quarter totaled $470 million, bringing full-year 2023 capital expenditures to $1,365 million. DJ Basin capital expenditures represented 40% of fourth quarter capital expenditures, with the Permian Basin accounting for the remaining 60%. In the Permian Basin, the Company drilled, completed, and turned to sales 27 gross (19.9 net), 25 gross (21.8 net), and 48 gross (41.7 net) operated wells, respectively, during the fourth quarter of 2023. In the DJ Basin, the Company drilled, completed, and turned to sales 22 gross (18.3 net), 21 gross (20.0 net), and 38 gross (30.4 net) operated wells, respectively, during the fourth quarter of 2023.
Total cash operating expense per Boe, including lease operating expense, GTP, midstream operating expense, as well as cash general and administrative (a non-GAAP measure(2)), for the fourth quarter of 2023 was $9.58, lower than anticipated based on certain Permian Basin GTP costs being recorded as a reduction to revenues instead of as an operating expense.
During the fourth quarter of 2023, the Company recorded a $30 million current tax benefit as the result of elections made and additional tax benefits recognized on the 2022 income tax returns. The majority of the benefit was received as cash in the fourth quarter, with the remainder received in early 2024.
As a result of the multiple Permian Basin transactions executed in 2023, the Company recorded $24 million of transaction costs in the fourth quarter of 2023.
(2) Non-GAAP financial measure; see attached reconciliation schedules at the end of this release.
Dividend to be Paid in March
The Company's Board of Directors approved a quarterly dividend of $1.45 per share, payable on March 28, 2024 to shareholders of record as of March 15, 2024. The amount reflects the combination of the base dividend of $0.50 per

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share and a variable dividend of $0.95 per share. Additional details regarding the calculation of the variable dividend can be found in the Company's latest investor presentation located on its website.
2023 Proved Reserves and Costs Incurred
At December 31, 2023, the Company had proved reserves of 698 million Boe, a 68% increase from year-end 2022 reserves. The increase from 2022 was primarily driven by the addition of Permian Basin reserves associated with the Tap Rock and Hibernia acquisitions. Proved reserves at year-end 2023 do not include volumes from the Vencer acquisition that closed in January 2024.
The Company's year-end 2023 proved reserves were comprised of 273 million barrels of crude oil, 1,320 billion cubic feet of natural gas, and 205 million barrels of NGL. 78% of the total proved reserves are proved developed. The Company's proved reserves PV-10, utilizing Securities and Exchange Commission ("SEC") pricing, was $9.4 billion. Civitas' independent reserve engineering firm, Ryder Scott Company, LP., completed its estimate of the Company's year-end 2023 proved reserves in accordance with SEC guidelines using pricing of $78.22 per barrel for crude oil and $2.64 per million British Thermal Units for natural gas, which is down 16% and 58%, respectively from the prices used to determine year-end 2022 proved reserves. Please see Schedule 8 at the end of this release for information on SEC pricing and a reconciliation of PV-10 to the GAAP figure “Standardized Measure of Oil and Gas.”
A breakout of the Company's costs incurred are provided in the table below:

(in thousands)	Year Ended December 31, 2023
Acquisition(1)	$5,039,610
Development(2)(3)	1,386,371
Exploration	2,178
Total	$6,428,159
_____________________________
(1) Acquisition costs for unproved and proved properties were $414.7 million and $4.6 billion, respectively.
(2) Development costs include workover costs of $14.1 million charged to lease operating expense.
(3) Includes amounts relating to asset retirement obligations of $7.5 million.
Proved Reserve Roll-Forward

(in MBoe)	Net Proved Reserves
Balance as of December 31, 2022	416,019
Production	(77,430)
Acquisition of reserves	372,377
Extensions, discoveries, and other additions	21,513
Divestiture of reserves	(1,940)
Removed from capital program	(4,758)
Revisions to previous estimates	(27,982)
Balance as of December 31, 2023	697,799
Webcast / Conference Call Information
The Company plans to host a webcast and conference call to discuss these results at 8:00 a.m. MT (10:00 a.m. ET) on February 28, 2024. The webcast will be available on the Investor Relations section of the Company's website at www.civitasresources.com. The dial-in number for the call is 888-510-2535, with passcode 4872770.

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About Civitas Resources, Inc.
Civitas Resources, Inc. is an independent, domestic oil and gas producer focused on development of its premier assets in the Denver-Julesburg (“DJ”) and Permian Basins. Civitas has a proven business model combining capital discipline, a strong balance sheet, cash flow generation and sustainable cash returns to shareholders. Civitas employs leading ESG practices and is Colorado’s first carbon neutral oil and gas producer. For more information about Civitas, please visit www.civitasresources.com.
Cautionary Statement Regarding Forward-Looking Information
Certain statements in this press release concerning future opportunities for Civitas, future financial performance and condition, guidance, and any other statements regarding Civitas’ future expectations, beliefs, plans, objectives, financial conditions, returns to shareholders, assumptions, or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements include statements regarding the Company’s plans and expectations with respect to the future production and capital expenditures, and the effects of such on the Company’s results of operations, financial position, growth opportunities, reserve estimates and competitive position. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.
These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, Civitas’ future financial condition, results of operations, strategy and plans; the ability of Civitas to realize anticipated synergies related to Civitas' recent acquisitions in the timeframe expected or at all; changes in capital markets and the ability of Civitas to finance operations in the manner expected; the effects of commodity prices; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected. Additionally, risks and uncertainties that could cause actual results to differ materially from those anticipated also include: declines or volatility in the prices we receive for our oil, natural gas, and natural gas liquids; general economic conditions, whether internationally, nationally, or in the regional and local market areas in which we do business, including any future economic downturn, the impact of continued or further inflation, disruption in the financial markets, and the availability of credit on acceptable terms; the Company’s ability to identify and select possible additional acquisition and disposition opportunities; the effects of disruption of our operations or excess supply of oil and natural gas due to world health events, and the actions by certain oil and natural gas producing countries, including Russia; the ability of our customers to meet their obligations to us; our access to capital on acceptable terms; our ability to generate sufficient cash flow from operations, borrowings, or other sources to enable us to fully develop our undeveloped acreage positions; our ability to continue to pay dividends at their current level or at all; the presence or recoverability of estimated oil and natural gas reserves and the actual future sales volume rates and associated costs; uncertainties associated with estimates of proved oil and gas reserves; the possibility that the industry may be subject to future local, state, and federal regulatory or legislative actions (including additional taxes and changes in environmental, health and safety regulation and regulations addressing climate change); environmental, health and safety risks; seasonal weather conditions, as well as severe weather and other natural events caused by climate change; lease stipulations; drilling and operating risks, including the risks associated with the employment of horizontal drilling and completion techniques; our ability to acquire adequate supplies of water for drilling and completion operations; the availability of oilfield equipment, services, and personnel; exploration and development risks; operational interruption of centralized oil and natural gas processing facilities; competition in the oil and natural gas industry; management’s ability to execute our plans to meet our goals; unforeseen difficulties encountered in operating in new geographic areas; our ability to attract and retain key members of our senior management and key technical employees; our ability to maintain effective internal controls; access to adequate gathering systems and pipeline take-away capacity; our ability to secure adequate processing capacity for natural gas we produce, to secure adequate transportation for oil, natural gas, and natural gas liquids we produce, and to sell the oil, natural gas, and natural gas liquids at market prices; costs and other risks associated with perfecting title for mineral rights in some of our properties; political conditions in or affecting other producing countries, including conflicts in or relating to the Middle East (including the current events related to the Israel-Palestine conflict), South America, and Russia (including the current events involving Russia and Ukraine), and other sustained military campaigns or acts of terrorism or sabotage; the effects of any pandemic or other global health epidemic; other economic, competitive, governmental, legislative, regulatory, geopolitical, and technological factors that may negatively impact our businesses, operations, or pricing; and disruptions to our business due to acquisitions and other significant transactions.

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Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic, and regulatory conditions, and environmental matters are only forecasts regarding these matters.
Additional information concerning other factors that could cause results to differ materially from those described above can be found under Item 1A. “Risk Factors” and “Management’s Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings made with the Securities and Exchange Commission.
All forward-looking statements speak only as of the date they are made and are based on information available at the time they were made. The Company assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
For further information, please contact:
Investor Relations:
Brad Whitmarsh, 832.736.8909, bwhitmarsh@civiresources.com
Media:
Rich Coolidge, info@civiresources.com

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Schedule 1: Consolidated Statements of Operations
(in thousands, expect for per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Operating net revenues:
Crude oil, natural gas, and NGL sales	$1,126,775	$814,273	$3,479,240	$3,791,398
Operating expenses:
Lease operating expense	109,560	47,027	301,288	169,986
Midstream operating expense	10,039	9,549	45,080	31,944
Gathering, transportation, and processing	80,880	73,070	290,645	287,474
Severance and ad valorem taxes	88,293	71,498	276,535	305,701
Exploration	632	545	2,178	6,981
Depreciation, depletion, and amortization	416,634	214,997	1,171,192	816,446
Abandonment and impairment of unproved properties	—	—	—	17,975
Transaction costs	24,251	917	84,328	24,683
General and administrative (including $9,354, $6,898, $34,931, and $31,367, respectively, of stock-based compensation)	54,524	40,795	161,077	143,477
Other operating expense	2,182	(2)	7,437	2,691
Total operating expenses	786,995	458,396	2,339,760	1,807,358
Other income (expense):
Derivative gain (loss), net	129,881	23,702	9,307	(335,160)
Interest expense	(90,071)	(7,549)	(182,740)	(32,199)
Gain (loss) on property transactions, net	—	21	(254)	15,880
Other income (expense)	(695)	3,352	33,661	21,217
Total other income (expense)	39,115	19,526	(140,026)	(330,262)
Income from operations before income taxes	378,895	375,403	999,454	1,653,778
Income tax expense	(76,028)	(93,535)	(215,166)	(405,698)
Net income	$302,867	$281,868	$784,288	$1,248,080

Earnings per common share:
Basic	$3.23	$3.31	$9.09	$14.68
Diluted	$3.20	$3.29	9.02	$14.58
Weighted-average common shares outstanding
Basic	93,774	85,114	86,240	85,005
Diluted	94,519	85,750	86,988	85,604

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Schedule 2: Consolidated Statement of Cash Flows
(in thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income	$302,867	$281,868	$784,288	$1,248,080
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	416,634	214,997	1,171,192	816,446
Abandonment and impairment of unproved properties	—	—	—	17,975
Stock-based compensation	9,354	6,898	34,931	31,367
Derivative (gain) loss, net	(129,881)	(23,702)	(9,307)	335,160
Derivative cash settlement loss	(23,339)	(84,682)	(68,246)	(576,802)
Amortization of deferred financing costs	3,587	1,145	9,293	4,464
(Gain) loss on property transactions, net	—	(21)	254	(15,880)
Deferred income tax expense	106,191	97,736	245,163	337,502
Other, net	(330)	2,386	(740)	2,588
Changes in operating assets and liabilities, net
Accounts receivable, net	760	(39,968)	(39,869)	(941)
Prepaid expenses and other current assets	19,141	(31,926)	19,987	(34,025)
Accounts payable and accrued liabilities	149,737	93,901	126,215	335,563
Settlement of asset retirement obligations	(11,533)	(6,454)	(34,401)	(24,456)
Net cash provided by operating activities	843,188	512,178	2,238,760	2,477,041
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(5,121)	—	(3,655,612)	(236,160)
Acquisitions of crude oil and natural gas properties	(93,880)	(3,154)	(154,855)	(97,453)
Deposits for acquisitions	(161,250)	—	(161,250)	—
Proceeds from sale of crude oil and natural gas properties	84,692	2,355	90,456	2,355
Exploration and development of crude oil and natural gas properties	(570,269)	(258,138)	(1,352,388)	(967,096)
Additions to other property and equipment	(178)	(482)	(1,892)	(579)
Purchases of carbon credits and renewable energy credits	(287)	(102)	(6,151)	(7,298)
Other, net	1	10	(1,463)	136
Net cash used in investing activities	(746,292)	(259,511)	(5,243,155)	(1,306,095)
Cash flows from financing activities:
Proceeds from credit facility	1,000,000	—	2,120,000	100,000
Payments to credit facility	(900,000)	—	(1,370,000)	(100,000)
Proceeds from issuance of senior notes	987,500	—	3,653,750	—
Payment of deferred financing costs	(2,879)	—	(45,788)	(1,174)
Redemption of senior notes	—	—	—	(100,000)
Dividends paid	(149,289)	(166,331)	(660,320)	(536,922)
Common stock repurchased and retired	—	—	(320,398)	—
Proceeds from exercise of stock options	1	76	459	308
Payment of employee tax withholdings in exchange for the return of common stock	(114)	(518)	(13,416)	(19,580)
Principal payments on finance lease obligations	(728)	—	(1,211)	—
Net cash provided by (used in) financing activities	934,491	(166,773)	3,363,076	(657,368)
Net change in cash, cash equivalents, and restricted cash	1,031,387	85,894	358,681	513,578
Cash, cash equivalents, and restricted cash:
Beginning of period (1)	95,428	682,240	768,134	254,556
End of period (1)	$1,126,815	$768,134	$1,126,815	$768,134
(1) Includes $2.0 million of restricted cash and consists of $1.9 million of interest earned on cash held in escrow that is presented in deposits for acquisitions within the consolidated balance sheets for the quarter and year ended December 31, 2023 and $0.1 million of funds for road maintenance and repairs that is presented in other noncurrent assets within the consolidated balance sheets for all periods presented.

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Schedule 3: Consolidated Balance Sheets
(in thousands)

	As of December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,124,797	$768,032
Accounts receivable, net:
Crude oil and natural gas sales	505,961	343,500
Joint interest and other	247,228	135,816
Derivative assets	35,192	2,490
Prepaid income taxes	9,552	29,604
Deposits for acquisitions	163,164	—
Prepaid expenses and other	58,518	48,988
Total current assets	2,144,412	1,328,430
Property and equipment (successful efforts method):
Proved properties	12,738,568	6,774,635
Less: accumulated depreciation, depletion, and amortization	(2,339,541)	(1,214,484)
Total proved properties, net	10,399,027	5,560,151
Unproved properties	821,939	593,971
Wells in progress	536,858	407,351
Other property and equipment, net of accumulated depreciation of $9,808 in 2023 and $7,329 in 2022	62,392	49,632
Total property and equipment, net	11,820,216	6,611,105
Derivative assets	8,233	794
Right-of-use assets	94,606	24,125
Other noncurrent assets	29,852	6,945
Total Assets	$14,097,319	$7,971,399
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$565,708	$295,297
Production taxes payable	421,045	258,932
Crude oil and natural gas revenue distribution payable	766,123	538,343
Derivative liability	18,096	46,334
Asset retirement obligations	31,116	25,557
Lease liability	45,298	13,464
Deferred revenue	4,501	—
Total current liabilities	1,851,887	1,177,927
Long-term liabilities:
Senior notes, net	4,035,732	393,293
Credit facility	750,000	—
Ad valorem taxes	313,753	412,650
Derivative liability	—	17,199
Deferred income tax liabilities, net	564,781	319,618
Asset retirement obligations	305,716	265,469
Lease liability	50,240	11,324
Deferred revenue	43,889	—
Total liabilities	7,915,998	2,597,480
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 93,774,901 and 85,120,287 issued and outstanding as of December 31, 2023 and 2022, respectively	5,004	4,918
Additional paid-in capital	4,964,450	4,211,197
Retained earnings	1,211,867	1,157,804
Total stockholders’ equity	6,181,321	5,373,919
Total Liabilities and Stockholders’ Equity	$14,097,319	$7,971,399

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Schedule 4: Adjusted EBITDAX
(in thousands, unaudited)
Adjusted EBITDAX is a non-GAAP measure that represents earnings before interest, income taxes, depreciation, depletion, and amortization, exploration expense, and other non-cash and non-recurring charges. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. We present Adjusted EBITDAX because we believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our revolving credit facility based on Adjusted EBITDAX ratios. In addition, Adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and natural gas exploration and production industry. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP. Because Adjusted EBITDAX excludes some, but not all items that affect net income and may vary among companies, the Adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies.
The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDAX:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income	$302,867	$281,868	$784,288	$1,248,080
Exploration	632	545	2,178	6,981
Depreciation, depletion, and amortization	416,634	214,997	1,171,192	816,446
Abandonment and impairment of unproved properties	—	—	—	17,975
Unused commitments and other (1)	1,067	941	5,013	3,641
Transaction costs	24,251	917	84,328	24,683
Stock-based compensation (2)	9,354	6,898	34,931	31,367
Non-recurring general and administrative expense (2)	—	6,221	—	18,037
Derivative (gain) loss	(129,881)	(23,702)	(9,307)	335,160
Derivative cash settlement loss	(23,339)	(84,682)	(68,246)	(576,802)
Interest expense	90,071	7,549	182,740	32,199
Interest income (3)	(5,175)	—	(33,347)	—
(Gain) loss on property transactions, net	—	(21)	254	(15,880)
Income tax expense	76,028	93,535	215,166	405,698
Adjusted EBITDAX	$762,509	$505,066	$2,369,190	$2,347,585
_________________________
(1)Included as a portion of other operating expense in the consolidated statements of operations.
(2)Included as a portion of general and administrative expense in the consolidated statements of operations.
(3)Included as a portion of other income in the consolidated statements of operations.

Civitas Resources, Inc.	10

Schedule 5: Free Cash Flow
(in thousands, unaudited)
Free Cash Flow is a supplemental non-GAAP financial measure that is calculated as net cash provided by operating activities before changes in operating assets and liabilities and less exploration and development of crude oil and natural gas properties, changes in working capital related to capital expenditures, and purchases of carbon credits. We believe that Free Cash Flow provides additional information that may be useful to investors in evaluating our ability to generate cash from our existing crude oil and natural gas assets to fund future exploration and development activities and to return cash to stockholders. Free Cash Flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures.
The following table presents a reconciliation of the GAAP financial measure of net cash provided by operating activities to the non-GAAP financial measure of Free Cash Flow:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$843,188	$512,178	$2,238,760	$2,477,041
Add back: changes in operating assets and liabilities, net	(158,105)	(15,553)	(71,932)	(276,141)
Cash flow from operations before changes in operating assets and liabilities	685,083	496,625	2,166,828	2,200,900
Less: Exploration and development of crude oil and natural gas properties	(570,269)	(258,138)	(1,352,388)	(967,096)
Less: Changes in working capital related to capital expenditures	100,105	(7,712)	(12,349)	(7,679)
Capital expenditures incurred on the exploration and development of crude oil and natural gas properties	(470,164)	(265,850)	(1,364,737)	(974,775)
Less: Purchases of carbon credits and renewable energy credits	(287)	(102)	(6,151)	(7,298)
Free cash flow	$214,632	$230,673	$795,940	$1,218,827

Civitas Resources, Inc.	11

Schedule 6: Cash General and Administrative
(in thousands, unaudited)
Cash general and administrative is a non-GAAP measure that excludes stock-based compensation, that we believe affects the comparability of operating results as it is non-cash. Cash general and administrative is a non-GAAP measure that we include in our total cash operating expense per BOE. We believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our operations.
The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of cash general and administrative:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
General and administrative expense (as reported)	$54,524	$40,795	$161,077	$143,477
Less: Stock-based compensation	(9,354)	(6,898)	(34,931)	(31,367)
Cash general and administrative	$45,170	$33,897	$126,146	$112,110

Civitas Resources, Inc.	12

Schedule 7: Per Unit Cash Margins
(unaudited)
Per Unit Cash Margin before derivatives and Per Unit Cash Margin after derivatives are supplemental non-GAAP financial measure that is calculated as total sales, less total cash costs total, divided by total volumes, and total sales, less total cash costs, plus derivative cash settlements, divided by total volumes. Per Unit Cash Margin excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally non-cash and/or non-recurring in nature. Per Unit Cash Margin is a non-GAAP measure that we present as we believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to generate funds for exploration, development, acquisitions, return of capital, and to service debt. Per Unit Cash Margin should not be considered in isolation or as a substitute for net income, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP. Because Per Unit Cash Margin excludes some, but not all items that affect per unit total operating income and may vary among other companies, the Per Unit Cash Margin amounts presented may not be comparable to similar metrics of other companies.
The following table presents a reconciliation of the GAAP financial measure of net cash provided by operating activities to the non-GAAP financial measure of Per Unit Cash Margin (in thousands unless specified otherwise):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Crude oil, natural gas, and NGL sales (1)(2)	$1,125,731	$813,089	$3,473,821	$3,787,584

Derivative cash settlements (as reported)	$(23,339)	$(84,682)	$(68,246)	$(576,802)

Total operating expense (as reported)	$786,995	$458,396	$2,339,760	$1,807,358
Less: Exploration	(632)	(545)	(2,178)	(6,981)
Less: Depreciation, depletion, and amortization	(416,634)	(214,997)	(1,171,192)	(816,446)
Less: Abandonment and impairment of unproved properties	—	—	—	(17,975)
Less: Transaction costs	(24,251)	(917)	(84,328)	(24,683)
Less: Stock-based compensation (3)	(9,354)	(6,898)	(34,931)	(31,367)
Less: Other operating expense	(2,182)	2	(7,437)	(2,691)
Add: Interest expense	90,071	7,549	182,740	32,199
Total cash costs (non-GAAP)	$424,013	$242,590	$1,222,434	$939,414

Total sales volumes (MBoe) (as reported)	25,649	15,589	77,430	62,063

Realized Price of sales ($/Boe)	$43.89	$52.16	$44.86	$61.03
Less: Total cash costs ($/Boe)	16.53	15.56	15.79	15.14
Cash margin before derivatives ($/Boe)	43.89	52.16	44.86	61.03
Derivative cash settlements ($/Boe)	(0.91)	(5.43)	(0.88)	(9.30)
Cash margin after derivatives	$42.98	$46.73	$43.98	$51.73

Per unit operating costs ($/Boe)
Lease operating expense	$4.27	$3.02	$3.89	$2.74
Midstream operating expense	0.39	0.61	0.58	0.51
Gathering, transportation, and processing	3.15	4.69	3.75	4.63
Cash general and administrative expense (non-GAAP)	1.77	2.18	1.63	1.80
Severance and ad valorem taxes	3.44	4.59	3.57	4.93
Interest expense	3.51	0.48	2.36	0.52
Total cash costs	$16.53	$15.57	$15.78	$15.13
_____________________________
(1)Product revenue excludes $5.4 million and $3.8 million of crude oil transportation and natural gas gathering revenues from third parties, which do not have associated sales volumes, for the years ended December 31, 2023 and 2022, respectively.
(2)Product revenue excludes $1.0 million and $1.2 million of crude oil transportation and natural gas gathering revenues from third parties, which do not have associated sales volumes, for the quarter ended December 31, 2023 and 2022, respectively.
(3)Included as a portion of general and administrative expense in the accompanying statements of operations.

Civitas Resources, Inc.	13

Schedule 8: PV-10 of Estimated Proved Reserves
(in thousands, unaudited)
PV-10 is derived from the Standardized Measure, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our crude oil and natural gas properties. We use this measure when assessing the potential return on investment related to our crude oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Neither our PV-10 measure nor the Standardized Measure purports to present the fair value of our crude oil and natural gas reserves.
The following table presents a reconciliation of non-GAAP financial measure of GAAP Standardized Measure to the PV-10 value:

As of December 31, 2023
Standardized Measure	$8,269,280
Present value of future income taxes discounted at 10%	1,110,719
PV-10 (1)	$9,379,999

(1) The 12-month average benchmark pricing used to estimate SEC proved reserves and PV-10 value for crude oil and natural gas was $78.22 per Bbl of WTI crude oil and $2.64 per MMBtu of natural gas at Henry Hub before differential adjustments. After differential adjustments, the Company's SEC pricing realizations for year-end 2023 were $75.57 per Bbl of crude oil, $22.69 per Bbl of natural gas liquids, and $2.03 per Mcf of natural gas.

Civitas Resources, Inc.	14